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                                                                    EXHIBIT 5.1

                    [Fulbright & Jaworski L.L.P. letterhead]

November 4, 1998


Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027

Ladies and Gentlemen:

         We have acted as counsel to Quanex Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 250,000 shares (the "Key Employee Plan Shares") of the Company's common stock, $.50 par value, and associated rights to purchase shares of the Company's Series A Junior Participating Preferred Stock, to be offered upon the terms and subject to the conditions set forth in the Quanex Corporation 1997 Key Employee Stock Option Plan (the "Key Employee Plan") and 400,000 shares (together with the Key Employee Shares, the "Shares") of the Company's common stock, $.50 par value, and associated rights to purchase shares of the Company's Series A Junior Participating Preferred Stock, to be offered upon the terms and subject to the conditions set forth in the Quanex Corporation 1997 Non-Employee Director Stock Option Plan (the "Director Plan").

         In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the Key Employee Plan, the Director Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein.
We also have examined the Company's Registration Statement on Form S-8 dated November 4, 1998 (the "Registration Statement"), to be filed with the Securities and Exchange Commission with respect to the Shares.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Key Employee Plan or the Director Plan, as the case may be, will be duly and validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,


                                          /s/ FULBRIGHT & JAWORSKI L.L.P.

                                          Fulbright & Jaworski L.L.P.